SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. ___)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                               JSB Financial, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


      --------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11

         1)    Title of each class of securities to which transactions applies:
               ................................................................
         2)    Aggregate number of securities to which transaction applies:
               ................................................................
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               ................................................................
         4)    Proposed maximum aggregate value of transaction:
               ................................................................
         5)    Total fee paid:  ...............................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)    Amount Previously Paid:  .......................................
         2)    Form, Schedule or Registration Statement No.:  .................
         3)    Filing Party:  .................................................
         4)    Date Filed:  ...................................................

                            JSB Financial, Inc. Logo



                                303 Merrick Road
                            Lynbrook, New York 11563
                                 (516) 887-7000





                                                                  March 28, 1997

Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of JSB Financial, Inc. (the "Company"), the holding company for Jamaica Savings Bank FSB, which will be held on May 13, 1997 at 10:00 a.m., at the Long Island Marriott Hotel and Conference Center, 101 James Doolittle Boulevard, Uniondale, New York 11553. (For directions see inside back cover.)

         The attached Notice of the Annual Meeting and the Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of JSB Financial, Inc. as well as a representative of KPMG Peat Marwick LLP, the Company's independent auditors, will be present at the Annual Meeting to respond to any questions that our stockholders may have.

         There are three matters to be considered at the Annual Meeting. The Board of Directors of JSB Financial, Inc. has determined that Proposal 1, the election of the nominees for directors named in the Proxy Statement and Proposal 2, the ratification of the appointment of independent auditors, are in the best interests of the Company and our stockholders and the Board unanimously recommends a vote "FOR" each of these items. For the reasons set forth in the Proxy Statement, the Board unanimously recommends a vote "AGAINST" Proposal 3, the stockholder proposal.

         YOUR VOTE IS IMPORTANT. You are urged to sign, date and mail the enclosed proxy card promptly in the postage-paid envelope provided. If you attend the Annual Meeting, you may vote in person even if you have already mailed in your proxy card.

         On behalf of the Board of Directors and our employees, I wish to thank you for your continued support. We appreciate your interest.

                                                     Sincerely yours,

                                                     PARK T. ADIKES
                                                     Chairman of the Board
                                                     and Chief Executive Officer

                               JSB FINANCIAL, INC.
                                303 Merrick Road
                            Lynbrook, New York 11563
                                 (516) 887-7000
                              --------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on May 13, 1997
                              --------------------

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of JSB Financial, Inc. ("JSB Financial" or the "Company") will be held at the Long Island Marriott Hotel and Conference Center, 101 James Doolittle Boulevard, Uniondale, New York 11553, on May 13, 1997, at 10:00 a.m.

        The Annual Meeting is for the purpose of considering and voting upon the following matters:

         1.  Election of three Directors for terms of three years each;

         2. Ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1997;

         3. Stockholder proposal, opposed by the Board of Directors, as set forth in this Proxy Statement; and

         4. Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

        Pursuant to the Bylaws of the Company, the Board of Directors has fixed March 17, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Only record holders of the common stock of the Company as of the close of business on that date will be entitled to vote at the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at Jamaica Savings Bank FSB, 303 Merrick Road, Lynbrook, New York, for a period of ten days prior to the Annual Meeting and also will be available for inspection at the Annual Meeting.

                                By Order of the Board of Directors


                                JOANNE CORRIGAN
                                Secretary



Lynbrook, New York
March 28, 1997

                               JSB FINANCIAL, INC.
                                303 Merrick Road
                            Lynbrook, New York 11563
                                 (516) 887-7000
                                  -------------


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 13, 1997
                                  ------------

Solicitation and Voting of Proxy

        This  Proxy  Statement   ("Proxy   Statement")  is  being  furnished  to
stockholders of JSB Financial, Inc. ("JSB Financial" or the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Long Island Marriott Hotel and Conference Center, 101 James Doolittle Boulevard, Uniondale, New York 11553, on May 13, 1997, at 10:00 a.m., and at any adjournments thereof. The 1996 Annual Report to Stockholders, including the financial statements for the year ended December 31, 1996, accompanies this Proxy Statement.

        This Proxy Statement and the accompanying proxy card are initially being mailed to stockholders on or about March 28, 1997.

        Regardless of the number of shares of common stock owned, it is important that stockholders be represented by proxy or present in person at the Annual Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it, signed and dated, in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of JSB Financial will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" the election of each of the nominees for Director named in this Proxy Statement, "FOR" the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1997 and "AGAINST" the stockholder proposal as discussed herein.

        The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

        A proxy may be revoked at any time prior to its exercise by the filing of written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting, filing a notice of revocation with the Secretary and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your recordholder to vote personally at the Annual Meeting.

        The cost of solicitation of proxies in the form enclosed herewith will be borne by JSB Financial. In addition to the solicitation of proxies by mail, Morrow & Co., Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee estimated to be $4,000, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone or telegraph by Directors, officers and employees of the Company or Jamaica Savings Bank FSB (the "Bank"), without additional compensation therefor. JSB Financial will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities

        The securities which may be voted at the Annual Meeting consist of shares of common stock of JSB Financial (the "Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting except as described below. The close of business on March 17, 1997 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 9,824,884 shares.

        Record holders of Common Stock that is beneficially owned by a person, in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to vote any shares held in excess of the Limit, as determined in accordance with the Company's Certificate of Incorporation. The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock, entitled to vote (after subtracting any shares held in excess of the Limit pursuant to the provisions of Article Fourth of the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

        As to Proposal 1, the election of Directors, the proxy card being provided by the Board of Directors enables a stockholder to vote, "FOR" the election of the nominees proposed by the Board, or to have their "VOTE WITHHELD" for one or more of the nominees being proposed. Under Delaware law and the Company's Bylaws, Directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes, or (ii) proxies marked "VOTE WITHHELD".

        As to Proposal 2, the ratification of independent auditors, and Proposal 3, the stockholder proposal and concerning all other matters that may properly come before the Annual Meeting, by checking the appropriate box, a stockholder may: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on such item. Under the Company's Bylaws, unless otherwise required by law, all other matters shall be determined by a majority of the votes cast, without regard to either (a) broker non-votes, or (b) proxies marked "ABSTAIN" as to that matter.

        Proxies solicited hereby will be returned to the proxy solicitors or the Company's transfer agent, and will be tabulated by inspectors of election, designated by the Board of Directors, who will not be employees or Directors of the Company or any of its affiliates. After the Annual Meeting, the proxies will be returned to the Company for safekeeping.

Security Ownership of Certain Beneficial Owners

        The following table sets forth certain information as to those persons believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock on March 11, 1997. Persons and groups owning in excess of 5% of the Company's Common Stock are required to file certain reports regarding such ownership with the Company and with the Securities and Exchange Commission ("SEC"), in accordance with the Securities Exchange Act of 1934 (the "Exchange Act"). Other than listed below, the Company is not aware of any person or group that owned more than 5% of the Company's Common Stock as of March 11, 1997.


                                     Name and Address                     Amount and Nature of           Percent of
Title of Class                      of Beneficial Owner                   Beneficial Ownership            Class(1)
--------------                      -------------------                   --------------------           ----------

Common Stock..........              Jamaica Savings Bank FSB               1,028,331(2)                   10.5%
                                    Employee Stock Ownership
                                    Plan and Trust ("ESOP")

                                    C/O Jamaica Savings Bank FSB
                                    303 Merrick Road
                                    Lynbrook, New York 11563

------------

(1) The total number of shares of Common Stock outstanding on March 11, 1997 was 9,823,503 shares.

(2) An unrelated corporate trustee, Marine Midland Bank, has been appointed for the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. As of March 11, 1997 1,014,165 shares have been allocated to participants' accounts. Under the ESOP, unallocated shares held in the suspense account will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock, so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended.


                 PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1.  ELECTION OF DIRECTORS

        The number of Directors of JSB Financial is currently set at ten (10). All ten members of the Board of Directors of JSB Financial also serve as Directors of the Bank. Directors are elected for staggered terms of three years each, with a term of office of only one class of Directors expiring in each year. Directors serve until their successors are elected and qualified. No person being nominated as a Director is being proposed for election pursuant to any agreement or understanding between any person and JSB Financial, other than as described under "Executive Compensation - Employment Agreements."

        The three nominees proposed for election at the Annual Meeting are Messrs. Alfred F. Kelly, Howard J. Dirkes, Jr. and Ms. Cynthia Gibbons, who have been nominated for a three year term which will expire during the year 2000. All three of the nominees named are also presently Directors of the Bank. It is intended that the shares represented by the enclosed proxy, if executed and returned, will be voted "FOR" the election of all three nominees, unless otherwise indicated by marking "VOTE WITHHELD" on the proxy card. In the event that any such nominee is unable or declines to serve for any reason, it is intended that proxies will be voted "FOR" the election of the balance of those nominees named and "FOR" such other persons as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
            THE ELECTION OF ALL NOMINEES NAMED IN THE PROXY STATEMENT

Information With Respect to Nominees and Continuing Directors

        The following table sets forth the names of nominees and continuing Directors, their ages, a brief description of their recent business experience, including occupations and employment, certain directorships held by each and the year in which each became a Director of the Company.

Name and Principal Occupation at                                                        Expiration
Present and for the Past Five Years                                      Director       of Current        Age at
Directorships                                                             Since            Term           12/31/96
-------------------------------------------------------------            --------       ----------        --------
Nominees:
Alfred F. Kelly                                                           1990              1997           66
        Mr. Kelly is a Director of the Company and has
  been a Director of the Bank since 1971. He retired as
  President of Canada Life Insurance Company of New York
  in 1992, where he continues as a director.

Howard J. Dirkes, Jr.                                                     1990              1997           65
        Mr. Dirkes is a Director of the Company and has
  been a Director of the Bank since  1972.  He is the
  President of Lo Temp Sales Corporation,  an importer
  and marketing distributor of commercial  refrigeration
  equipment, a position he has held since 1956.

Cynthia Gibbons*                                                          1997              1997           40
        Ms. Gibbons is a Director of the Company and
  the Bank.  She is a Vice President of Koeppel Tener Real
  Estate Services, Inc., a firm specializing in real estate
  consulting, appraisal  and due diligence services.  Prior,
  Ms. Gibbons was an Appraisal Associate for Chemical
  Bank, a national commercial  banking firm and Vice
  President of  J.A. Cowan & Associates, Inc., a real estate valuation firm.  Ms. Gibbons holds a MBA and a MAI
  designation from the Appraisal Institute.

Continuing Directors:
Richard W. Meyer                                                          1990              1998           77
        Mr. Meyer is a Director of the Company and has
  been a Director of the Bank since 1963.  He retired as
  a director of USLife Income Fund, Inc. during 1991.

Park T. Adikes                                                            1990              1998           65
        Mr. Adikes is Chairman of the Board and Chief
  Executive Officer of the Company and the  Bank.  He
  has been a Director of the Bank since 1964 and
  Chairman of the Bank since 1975.  Mr. Adikes joined
  the Bank in 1954 and became the Chief Executive
  Officer of the Bank in 1970.

Arnold B. Pritcher                                                        1990              1998           71
        Mr. Pritcher is a Director of the Company and
  has been a Director of the Bank since 1971.  He is
  President of International Gem Corporation, a
  position he has held since 1950.

* Ms. Gibbons was elected by the Board on March 11, 1997 to replace Director Joseph J. Blaine, who died on February 11, 1997. Ms. Gibbons is the daughter of James E. Gibbons, Jr., a Director of the Company.


Name and Principal Occupation at                                                        Expiration
Present and for the Past Five Years                                      Director       of Current        Age at
Directorships                                                             Since             Term          12/31/96
-------------------------------------------------------------            --------       ----------        --------

James E. Gibbons, Jr.                                                     1990              1999             79
        Mr. Gibbons is a Director of the Company and
  has been a Director of the Bank since 1963.  He is
  President of Sackman-Gibbons Associates, a real
  estate consulting firm in East Meadow, New York.
  He is also a Director of Eastern Realty Investment
  Corporation.

Paul R. Screvane                                                          1990              1999             82
        Mr. Screvane is a Director of the Company
  and has been a Director of the Bank since 1967.  He
  retired as Chairman and Chief Executive Officer of
  Federal Metal Maintenance Inc. during 1992.

Edward P. Henson                                                          1990              1999             57
        Mr. Henson is President and a Director of the
  Company and the Bank and has served in both these
  capacities since 1990.  Mr. Henson served as
  Executive Vice President (Operations) from 1987
  to 1990.

Joseph C. Cantwell                                                        1996              1999             66
        Mr. Cantwell has been a Director of the
 Company and the Bank since 1996. He retired as
 Vice President of Bankers Trust Company in 1988
 after almost 40 years of service.  Mr. Cantwell is
 currently a consultant to a number of firms in the
 financial services industry.


Meetings of the Board and Committees of the Board

        During 1996, the Board of Directors of the Company held twelve regular meetings. The Board of Directors of the Company meets monthly and may have additional special meetings upon the request of one third of the Directors or the Chairman. The Board of Directors of the Company maintains various committees either at the Bank or Company level, including, but not limited to, the Executive Committee, Audit Committee, Nominating Committee and Compensation Committee, which are discussed below. No Director of the Company attended fewer than 75% of the aggregate of the total number of Board meetings held and the total number of committee meetings on which such Director served during 1996.

        Executive Committee - The Executive Committee, comprised of Directors Gibbons, Meyer, Screvane, and Kelly, meets as needed and is authorized to act for the Board between regular meetings with most powers of the Board. The Executive Committee did not meet in 1996.

        Audit Committee - The Audit Committee, comprised of Directors Kelly (Chairman), Pritcher, Dirkes and Cantwell, meets on call and is responsible for reviewing and reporting to the Board on the Company's financial condition, reviewing the audit reports from its internal and independent auditors and analyzing loan review reports. The Audit Committee held eight meetings during 1996.

        Nominating Committee - The Nominating Committee for the 1997 Annual Meeting, comprised of Directors Adikes, Meyer and Screvane, reviews any nominations to the Board of Directors made by stockholders of the Company and recommends to the Board of Directors, nominees for election to the Board. The Company's Bylaws also provide for stockholder nominations of directors. The same provisions require such nominations to be made pursuant to timely written notice to the Secretary of the Company. Such notice must contain all information relating to the nominee required to be disclosed by the Company's Bylaws and by the SEC. See "Additional Information - Notice of Business to be Conducted at the Annual Meeting". The Nominating Committee met once for the nominations discussed herein, for this Annual Meeting.

        Compensation Committee - The Compensation Committee was comprised of all seven of the Company's outside Directors for 1996, including, Directors; Gibbons (Chairman), Meyer, Screvane, Kelly, Pritcher, Dirkes and Cantwell, who have never been employed by the Company or the Bank. The Compensation Committee presents to the Board for ratification, the compensation of the Company's Chief Executive Officer, and approves the compensation paid to other senior executives. The Compensation Committee met once in 1996. See "Report of the Compensation Committee on Executive Compensation".

PROPOSAL 2.  RATIFICATION OF INDEPENDENT AUDITORS

        The Company's independent auditors for the year ended December 31, 1996, were KPMG Peat Marwick LLP. The Company's Board of Directors has reappointed KPMG Peat Marwick LLP to continue as independent auditors for JSB Financial for the year ending December 31, 1997 subject to ratification of such appointment by the stockholders. Representatives of KPMG Peat Marwick LLP are expected to attend the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

        Unless marked to the contrary, the shares represented by the enclosed Proxy will be voted "FOR" ratification of KPMG Peat Marwick LLP as the independent auditors of the Company.


                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
            RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP
                   AS THE INDEPENDENT AUDITORS OF THE COMPANY

PROPOSAL 3.  STOCKHOLDER PROPOSAL

        A stockholder has submitted the proposal set forth below. The name, address and shareholdings of the proponent will be furnished upon request to the Secretary of the Company.

        RESOLVED: That it is recommended that the Board of Directors of JSB Financial, Inc. engage the services of a leading investment banking firm specializing in financial institutions, with particular expertise in thrift institutions, to make recommendations to the Board of Directors as to specific actions to be taken to enhance shareholder value. These recommendations could include among others: a large share repurchase program; the sale or acquisitions of branches or the active solicitation of merger overtures from other financial institutions.

                 STOCKHOLDER'S STATEMENT IN SUPPORT OF PROPOSAL

        Long-tenured directors and management of JSB Financial continue to miss business opportunities. Some say that the institution has developed a reputation as being unwilling to welcome necessary changes to enhance shareholder value. During 1995 and the first 10 months of 1996, JSB Financial stock, including dividends, has increased 37.4% and 16.6%, respectively while the Media General S&L Peer Group Index has increased 58.4% and 22.2%. During the calendar year 1995 and the first three quarters of 1996 annualized, JSB Financial has produced a return on equity of 6.7% and 7.7%. Notwithstanding the above, the directors paid the CEO for 1995 a special year-end performance bonus of $250,000 on top of a $700,000 salary. Annual plus long-term compensation for the CEO totaled $1,249,672 for 1995. SNL, a bank reporting firm, ranks the compensation of Park
T. Adikes in the 99th percentile of their selected Peer Group. While the board claims it is aware of its fiduciary and legal responsibilities, it seems incapable of initiating actions independent of management. While management "..has previously stated that it would consider opportunities.." to "..be acquired by another institution, `if the price is right'", it has been unwilling to initiate actions and has sent clear signals that it does not welcome being approached. If the board were truly interested in "..the wishes of the majority of our stockholders", it would retain an investment banker to provide the initiative and expertise which it apparently lacks. A rising tide has lifted the value of all New York thrifts. Managements that have been proactive in enhancing shareholder value have seen their shares rise much more than JSB. All NY Thrifts that have been public from 1991 - 1995, (exclusive of those acquired and excluding dividends) rose 383.6%, while JSB increased only 79.4% during the same period. There is a consequence to lack of strategy and laissez-faire management.

Being well-capitalized and in sound financial condition are not accomplishments for which a local thrift management should be rewarded given the current favorable banking environment. Management can certainly continue to focus its efforts on improved corporate performance while being sufficiently open to entertain advice from outside knowledgeable consultants.

        Unless marked to the contrary, the shares represented by the enclosed proxy will be voted "AGAINST" the stockholder proposal.



        OPPOSING STATEMENT OF THE JSB FINANCIAL, INC. BOARD OF DIRECTORS
                             TO STOCKHOLDER PROPOSAL

 THE BOARD OF DIRECTORS BELIEVES THAT THE STOCKHOLDER'S PROPOSAL IS UNNECESSARY
       AND THEREFORE CONTRARY TO THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD ALSO BELIEVES THAT THE STOCKHOLDER'S STATEMENT IN
                     SUPPORT OF THE PROPOSAL IS MISLEADING.

        Since its initial public offering in 1990, the Company has steadfastly increased stockholder return. The Company has remained continuously profitable while at the same time having increased dividends by 250% from 10 cents per share per quarter in 1990 to 35 cents in the first quarter of 1997.

        The   proponent   has  drafted  the  proposal  so  that  it  might  lead
stockholders to believe that the Company does not address the recommendations made. The Board, in the exercise of its fiduciary duties, carefully considers various strategic actions, including those recommended by the proponent, that it believes would best serve the interests of the stockholders. Therefore, the Board believes the proposal is unnecessary.

        The Company's comparative performance as presented by the proponent and the stock performance graph included on page 16 have certain limitations that we wish to address. The performance of both the peer group and the Nasdaq National Market (the "broad market") include the impact of stock price run-ups resulting from acquisition activity. In addition, the significant volume of initial public stock offerings made by financial institutions over the past five years and the price escalations that generally followed, further skew the return data in favor of the peer group and the broad market. While it is not practicable to eliminate the impact of the acquisition activity, in an attempt to remove some of the inequity, we have included an extended performance graph on page 17 which presents the Company's performance in comparison to its peers and the broad market from the time of the Company's initial stock offering. Based on this time period, the Company's performance is substantially equal to that of its peers and above that of the broad market.

        The proponent failed to note the most recent performance of all New York thrifts that were public from 1991 through 1995. Assuming an equal dollar amount was invested in each company, the stock performance for year end 1995 to year end 1996 of these New York thrifts increased by 20.6% while the Company's stock value increased by 24.0%. This reflects the price increase at year end 1996 to $38.00 per share from the year end 1995 price of $31.625, plus dividends. This fact further supports the Board's contention that the proponent's statement in support of the proposal is misleading.

        The Board believes that compensation of the Chief Executive should take into account both short-term and long-term corporate performance. Given the consistent success of Jamaica Savings Bank over the many years that Mr. Adikes has been the Chairman, the Board believes that his compensation package is appropriate.

        A more extreme proposal was made by the proponent at the Company's 1996 Annual Meeting and a relatively identical proposal was presented at the Company's 1995 Annual Meeting. The Company's stockholders clearly rejected each of these proposals with 78% of the votes cast against the 1996 proposal, and 84% of the votes cast against the 1995 proposal.
This definitively indicates the will of a majority of our stockholders.

 FOR THE REASONS STATED ABOVE, THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT
                 YOU VOTE "AGAINST" ADOPTION OF THIS PROPOSAL.

                          STOCK OWNERSHIP OF MANAGEMENT

        The following table sets forth information as of March 11, 1997, as to shares of Common Stock beneficially owned by Directors, nominees named under "Election of Directors" and "Named Executive Officers" (as defined on page 12, herein) individually and by Executive Officers and Directors as a group. Ownership information is based upon information furnished by the respective individuals.


                                                                     Shares of Common Stock                   Percent of
        Name                                                         Beneficially Owned (1)                    Class (2)
        ----                                                       --------------------------                 -----------

        Directors:
        Park T. Adikes ........................................            400,920 (3)                           4.1%
        Edward P. Henson ......................................            111,950 (3)                           1.1
        James E. Gibbons, Jr. .................................             59,001 (4)                            - (5)
        Richard W. Meyer ......................................             40,701 (4)                            - (5)
        Paul R. Screvane ......................................             38,841 (4)                            - (5)
        Alfred F. Kelly .......................................             37,076 (4)                            - (5)
        Arnold B. Pritcher ....................................             76,351 (4)                            - (5)
        Howard J. Dirkes, Jr. .................................             49,501 (4)                            - (5)
        Joseph C. Cantwell ....................................              9,200 (6)                            - (5)
        Cynthia Gibbons .......................................              1,000 (7)                            - (5)

        Named Executive Officers:
        John F. Bennett .......................................             75,428 (3)                            - (5)
        Ronald C. Spielberger .................................             67,506 (3)                            - (5)
        Thomas R. Lehmann .....................................             34,330 (3)                            - (5)

        All Executive Officers and Directors of the
         Company as a group (19 persons) ......................          1,244,801 (8)                           7.6(9)

------------

Note: The above table does not include the 158,000 options granted to Executive Officers and Directors pursuant to the 1996 Stock Option Plan (the "1996 Option Plan"), on January 1, 1997, which shares are not exercisable until they vest on July 1, 1997.


(1) Each person effectively exercises sole (or shared with spouse or other immediate family member) voting and dispositive power as to shares reported. Excluded are 166,848 shares held by a trust which was established for the Benefit Restoration Plan (the "Restore Plan") in connection with the Company's benefit plans. Shares held in this trust are voted at the direction of the Employee Benefits Committee of the Bank's Board of Directors. The assets held by the trust, including the Company's shares, are subject to the claims of the general creditors of the Company and the Bank.


(2) The total number of shares of Common Stock outstanding on March 11, 1997 was 9,823,503.

(3)  Includes  150,396,  16,000,  39,293,  10,000 and 16,400  shares for Messrs.
Adikes, Henson, Bennett, Spielberger and Lehmann, respectively, which may be acquired through the exercise of stock options granted and exercisable under the JSB Financial, Inc. 1990 and 1996 Stock Option Plans. Does not include 20,000, 16,000, 10,000, 10,000 and 10,000 options granted on January 1, 1997, to Messrs. Adikes, Henson, Bennett, Spielberger and Lehmann, respectively, which vest on July 1, 1997.


(4) Includes 25,000 shares subject to options granted and exercisable under the 1990 Stock Option Plan (the "1990 Option Plan") and 4,000 shares subject to options granted under the 1996 Option Plan. Does not include 4,000 options granted on January 1, 1997, which vest on July 1, 1997.


(5) Is less than 1.0% of the Company's voting securities, when rounded to the nearest tenth.

(6) Includes 9,000 shares subject to options granted and exercisable under the 1996 Option Plan. Does not include 4,000 options granted on January 1, 1997, which vest on July 1, 1997.


(7) Does not include 9,000 options granted to Ms. Gibbons on March 11, 1997, which vest on September 12, 1997.


(8)  Includes 499,965 shares subject to exercisable options.


(9) Percent calculated without regard to 499,965 shares subject to exercisable options.

                             DIRECTORS' COMPENSATION


        Directors' Fees. All Directors and the Director Emeritus of the Bank received a fee of $1,000 for each monthly Board meeting attended and for the Annual Meeting. All Directors, except those who are officers of the Bank or the Company and the Director Emeritus, received a flat fee of $6,000 per quarter. The Chairman of the Audit Committee received a flat annual fee of $10,000 while members of that committee received a flat annual fee of $7,000. In addition to the Chairman of the Bank's Mortgage Committee receiving an annual fee of $10,000, the Chairman and the Bank's Mortgage Committee members received a fee of $750 for each meeting attended. All members of the Executive Committee, Finance Committee and the Bank's Community Reinvestment Act Committee received a fee of $750 for each meeting attended. The Chairman of the Bank's Employee Benefits Committee received an annual fee of $2,500 while members received an annual fee of $1,500. The Chairman of the Compensation Committee received a flat annual fee of $2,500 while members of the Compensation Committee received a flat annual fee of $1,500. Directors of the Bank also serve as Directors of the Company but do not receive additional fees for service as Directors of the Company.

        Outside Directors' Consultation and Retirement Plan. Under the 1990 Jamaica Savings Bank FSB Outside Directors' Consultation and Retirement Plan (the "Consultation Plan"), any Director who has served as an outside Director of the Company or the Bank for 15 years is a participant in the Consultation Plan. A consulting Director shall be paid his/her annual benefit under the Consultation Plan in equal monthly installments for the lesser of (a) the number of months which such participant has agreed to act as a consulting Director or
(b) one-half of the number of months such participant has served as an outside Director for the Bank up to a maximum of 120 months. The annual benefit shall be an amount equal to the Director's retainer fee and the fees payable for attendance at 12 regular Directors' meetings determined as of the participant's termination date.

        The 1990 Stock Option Plan for Outside Directors. Under the JSB Financial, Inc. 1990 Stock Option Plan for Outside Directors (the "1990 Directors' Option Plan"), certain outside Directors were granted, effective June 27, 1990, non-statutory stock options to purchase 25,000 shares of Common Stock. In addition, the active Director Emeritus was granted non-statutory stock options to purchase 10,000 shares of Common Stock. The exercise price per share of each option granted under the 1990 Directors' Option Plan is $10.00 per share. The remaining 153,000 unexercised options granted under the 1990 Directors' Option Plan were exercisable at December 31, 1996. There were no options available for grant under the 1990 Directors' Option Plan during 1996.

        The 1996 Option Plan. Under the 1996 Option Plan, on an annual basis, each member of the Board of Directors, who is not an officer or employee of the Company or the Bank, is granted nonstatutory common stock options to purchase 4,000 shares of the common stock, each active Director Emeritus is granted 2,000 options and individuals who become directors are granted 5,000 options. On January 1, 1996, members of the Board of Directors and the active Director Emeritus of the Company were granted options to purchase an aggregate of 39,000 shares (with dividend equivalent rights ("DERs") discussed below) at an exercise price of $31.625, (the market closing price of the Company's common stock on the business day prior to grant). See Stock Ownership of Management, on page 8, herein. These options became exercisable on November 14, 1996. Simultaneously with the grant of options, "limited rights" with respect to the shares covered by the options were granted. These limited rights are subject to terms and conditions and can be exercised only in the event of a change in control, as defined in the 1996 Option Plan, of the Company. Upon the exercise of a limited right, the holder shall receive from the Company a cash payment equal to the difference between the exercise price of the option and the fair market value of the underlying shares of common stock. The Company amended the 1996 Option Plan, as originally adopted, to allow for the cash payment for the DER to option holders rather than have the DER reduce the exercise price of the option. This change separated the cost of the DER from the cost of the option, and is expected to result in less expense volatility. The option period for each option grant will expire no later than ten years from the date of the grant.

                             EXECUTIVE COMPENSATION

        Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other Executive Officers of the Company. The disclosure requirements for the Chief Executive Officer and other Executive Officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the executive compensation committee of the Bank (the "Compensation Committee"), at the direction of the Board of Directors has prepared the following report for inclusion in this Proxy Statement.

Report of the Compensation Committee on Executive Compensation

        Cash compensation to the Executive Officers of the Company is paid by the Bank; therefore, the Compensation Committee of the Board of Directors of the Bank fulfills this function and is responsible for establishing the compensation levels and benefits for Executive Officers of the Bank, who also serve as Executive Officers of the Company. All independent outside Directors are members of the Compensation Committee of the Bank. The Compensation Committee annually reviews and determines the compensation of the Chief Executive Officer and approves the compensation paid to the other executives. The Compensation Committee is also responsible for establishing the policies which govern employee annual compensation and stock ownership programs. The compensation structure is aimed at establishing levels of compensation designed to reward performance and to retain and provide incentive to the Company's Executive Officers. The Compensation Committee believes that any compensation in excess of $1.0 million to Executive Officers is not expected to result in any significant loss of tax benefits to the Company.

        Each Executive  Officer has an employment  agreement with the Bank, that
has  been  guaranteed  by  the  Company.   See  "Employment   Agreements."   The
Compensation Committee approves any perquisites to Executive Officers.

        Base Salaries and Performance Bonuses. In determining salary levels of the Executive Officers, the Compensation Committee considers the entire compensation package, including stock plans. Rather than establishing specific performance goals, salary levels and performance bonuses are aimed at reflecting the overall financial performance of the Company and the performance of each Executive Officer over time, which evaluation is subjective. The Compensation Committee reviews various published surveys of compensation paid to executives performing similar duties for financial institutions and their holding companies, with focus placed on financial institutions in the Bank's market area. Thus, the peer group utilized for comparison of compensation includes some, but not all, of the companies included in the peer group for the Stock Performance Graph. While salary levels are not targeted to correspond to any high, median or low end of the companies surveyed, these surveys serve as a guide for the Compensation Committee in determining salary levels. In December of each year, the Compensation Committee determines the level of salary adjustment, if any, to take effect on January 1 of the following year for all officers of the Bank.

        Performance bonuses, if any, are based on a combination of a percentage of salary and dollar amounts, and at the discretion of the Compensation Committee, may vary. The Compensation Committee granted a midyear performance bonus to all employees, including Executive Officers based on 5.0% of annual salary. In addition, a year end performance bonus was granted to all employees, including Executive Officers, except Mr. Adikes and Mr. Henson, based on 15.0% of annual salary. Mr. Adikes received a year-end performance bonus of $250,000 or 35.7% of his 1996 salary and Mr. Henson received a year-end performance bonus of $60,000 or 17.1% of his 1996 salary.

        Stock Programs. The Board of Directors of JSB Financial, Inc., the Compensation Committee and management believe that significant employee stock ownership is a major incentive in maximizing Company profitability and therefore, aligning the interests of employees and stockholders. Therefore, the Company sponsors an ESOP and has implemented stockholder approved Option Plans. The remaining options granted pursuant to the 1990 Option Plan vested during 1995. Contributions to the ESOP are currently based on approximately 6% of employees' base salary.

        During 1996, the Company's stockholders approved the 1996 Option Plan, under which 126,000 options were granted to all executive officers as a group. Stock options under such plan were allocated by the Employee Benefits Committee of the Bank, on a discretionary basis, after considering the practices of other financial institutions, as verified by external surveys, and reviewing the executive officers' level of responsibility and contributions to the Company and the Bank. See "Option/SAR Grants in 1996". Such options were granted at the closing market price of the Common Stock, as of December 31, 1995, of $31.625.

These options became exercisable on November 14, 1996, six months from the date of stockholder approval. All options granted under the 1996 Option Plan will expire no later than ten years from the date on which the option was granted. The Compensation Committee considers prior grants when determining stock compensation.

        The Company amended the 1996 Option Plan, as originally adopted, to allow for the cash payment for the DER to option holders; rather than have the DER reduce the exercise price of the option. This change separated the cost of the DER from the cost of the option, and is expected to result in less expense volatility.

        Compensation. In determining salary level and performance bonuses for Mr. Adikes, the Compensation Committee reviews indicators of the Company's financial strength, efficiency, and profitability. The Compensation Committee exercises its judgment and discretion, rather than attempting to set absolute targets for any of the ratios reviewed in connection with the above indicators, in determining salary and/or performance bonus.

        Mr. Adikes' 1996 salary continued at its 1995 and 1994 level of $700,000. Total performance bonuses paid to Mr. Adikes during 1996 were $285,000, which equaled his 1995 and 1994 bonuses. Mr. Adikes 1996 total bonuses were comprised of a $250,000 special year-end performance bonus and a $35,000 midyear performance bonus. The Compensation Committee determined Mr. Adikes performance bonus based on the criteria discussed above which encompassed his overall performance. The Compensation Committee believes the placement of Mr. Adikes' salary and performance bonus at the high end of salaries of the companies surveyed, as supported by evaluation of his services and performance, is clearly appropriate and in the best interest of our stockholders.

                           The Compensation Committee:

                                 James E. Gibbons, Jr. - Chairman
                                 Paul R. Screvane
                                 Richard W. Meyer
                                 Alfred F. Kelly
                                 Arnold B. Pritcher
                                 Howard J. Dirkes, Jr.
                                 Joseph C. Cantwell

Summary Compensation Table

        The following table sets forth the compensation paid by the Bank for services rendered during the three years ended December 31, 1996, 1995 and 1994, respectively, to the Chief Executive Officer and the four highest paid Executive Officers who received more than $100,000 in salary and bonus (the "Named Executive Officers"). JSB Financial has not paid any compensation other than through the Bank.


                                                SUMMARY COMPENSATION TABLE

                                                      Annual Compensation         Long Term Compensation
                                                      -------------------         ----------------------
                                                                                            Securities
                                                                             Restricted     Underlying       All Other
                                                                               Stock          Options/       Compensa-
Name and Principal Position            Year            Salary      Bonus      Awards(1)     SARs(#)(2)        tion(3)
---------------------------            ----            ------      -----     ----------     ----------      ----------

Park T. Adikes                         1996           $700,000     $285,000       -          20,000         $263,932
Chairman of the Board, Chief           1995            700,000      285,000    $54,622         -             210,050
Executive Officer and Director         1994            700,000      285,000       -            -             362,014

Edward P. Henson                       1996            350,000       77,500       -          16,000           61,584
President and Director                 1995            325,000       76,250      9,223         -              55,101
                                       1994            300,000       75,000       -            -             105,041

John F. Bennett                        1996            115,000       23,000       -          10,000           15,102
Senior Vice President                  1995            110,000       22,000      7,992         -              14,230
                                       1994            105,000       21,000       -            -              38,359

Ronald C. Spielberger                  1996            115,000       23,000       -          10,000           13,738
Senior Vice President                  1995            110,000       22,000      7,687         -              13,061
                                       1994            105,000       21,000       -            -              36,924

Thomas R. Lehmann                      1996             97,000       19,400       -          10,000            7,476
Senior Vice President                  1995             87,000       17,400      2,597         -               7,448
                                       1994             75,000       15,000       -            -              23,081


(1) On April 11, 1995, awards were made from the Bank Recognition and Retention Plans and Trusts ("BRRPs") consisting primarily of forfeited shares. The value of shares awarded and immediately vested during 1995 under the BRRPs plus accrued dividends and interest totaled $55,222, $9,325, $8,080, $7,771 and $2,626 for Messers. Adikes, Henson, Bennett, Spielberger and Lehmann, respectively, at December 31, 1995. At December 31, 1995, all shares awarded pursuant to the BRRPs were vested. The BRRPs were terminated during 1995.


(2) Reflects options granted on January 1, 1996 which became exercisable November 14, 1996.


(3) Items included in other compensation for 1996 pertain to the following items: (i) ESOP; $7,486, $10,792, $8,284, $8,284 and $6,954 for Messrs. Adikes,
Henson, Bennett, Spielberger and Lehmann, respectively, (ii) the Restore Plan in connection with the ESOP; $215,574, $36,442, $4,712 and $4,104 for Messrs. Adikes, Henson, Bennett and Spielberger, respectively, (iii) the Restore Plan in connection with the Incentive Savings Plan ("ISP"); $24,092 for Mr. Adikes, (iv) life insurance premiums; $3,780, $1,350, $2,106, $1,350 and $522 for Messrs. Adikes, Henson, Bennett, Spielberger and Lehmann, respectively, and (v) Director's Fees; $13,000 each to Messrs. Adikes and Henson.

       Employment Agreements. The Bank and the Company maintain employment agreements with Messrs. Adikes, Henson and Spielberger and the Bank maintains employment agreements with Messrs. Bennett and Lehmann. The original employment agreements each provided for a three-year term. Commencing on the first anniversary date and continuing each anniversary date thereafter, the agreements extend for an additional year so that the remaining terms shall be three years, provided, however, that the Board of Directors has determined to renew the agreements. The agreements provide that the base salary of the executive will be reviewed annually. In addition to the base salary, the agreements provide for, among other things, disability pay, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The agreements provide for termination by the Bank or the Company for cause at any time. In the event the Bank or the Company chooses to terminate the executive's employment for reasons other than for cause, or in the event of the executive's resignation from the Bank and the Company upon (i) failure to reelect the executive to his/her current office or board membership, (ii) a material change in the executive's functions, duties or responsibilities, or relocation of his/her principal place of employment, (iii) liquidation or dissolution of the Bank or the Company, or (iv) a breach of the agreement by the Bank or the Company, or if termination, voluntary or involuntary, results from a change in control, as defined in the employment agreements ("Change in Control"), of the Bank or the Company, the executive or, in the event of death, his/her beneficiary, would be entitled to a severance payment equal to the greater of the payments due for the remaining term of the agreement or three times his/her average annual compensation over the past three years of employment with the Bank. The agreements also provide for a lump sum cash payment for the executive's life, medical, dental and disability coverage for the remaining unexpired term of the agreements, however, if termination is due to a Change in Control, then the executive is entitled to a lump sum cash payment for the benefits covering 36 months. Payments to the executive under the Bank's agreements are guaranteed by the Company.

        These agreements provide for an annual base salary to be paid in 1997 by the Bank or the Company in lieu of the Bank of $700,000, $375,000, $119,000, $122,000 and $103,000 to Messrs. Adikes, Henson, Bennett, Spielberger and Lehmann, respectively. In the event of a Change in Control, based upon current compensation which includes salary, bonus and benefits received under any employee benefit plan pursuant to the agreements, payments pursuant to these agreements would be approximately $3,496,486, $2,189,387, $789,419, $807,115 and
$647,662 to Messrs. Adikes, Henson, Bennett, Spielberger and Lehmann, respectively.

        Payments under the employment agreements, in the event of a Change in Control, including other payments that might be made as a result of a Change in Control, may constitute an excess parachute payment under Section 280G of the Internal Revenue Code (the "Code") of 1986, as amended, resulting in the imposition of an excise tax on the recipient and denial of a tax deduction for such excess amounts to the Company and the Bank. If any amounts payable in connection with any change in control are determined to be "excess parachute payments" under Section 280G of the Code resulting in the imposition of the 20% excise tax on such payments under Section 4999 of the Code, each officer will receive from the Company an additional amount such that the effect of the imposition of that excise tax is effectively eliminated.

        Stock Option Plans. The Company maintains two option plans, the 1990 Option Plan and the 1996 Option Plan. During 1996, the Company's stockholders approved the 1996 Option Plan. No awards were granted under the 1990 Option Plan during 1996.

                           OPTION/SAR* GRANTS IN 1996

     The following table shows all grants of options under the JSB Financial, Inc. 1996 Option Plan to the Named Executive Officers during 1996 and contains certain information about the present value of the option on the date of grant.


                                                                     Individual Grants
                                                 --------------------------------------------------------------
                            Number of            Percent of Total
                            Securities            Options/SARs
                           Underlying              Granted to       Exercise or                       Grant Date
                           Options/SARs           Employees in       Base price        Expiration      Present
Name                        Granted (1)          Calendar 1996 (2)   Per Share           Date           Value(3)
----                       -------------        ------------------  -------------    -------------   ------------

Park T. Adikes                20,000                15.87%            $31.625          12/31/05         $152,600

Edward P. Henson              16,000                12.70              31.625          12/31/05          122,080

John F. Bennett               10,000                 7.94              31.625          12/31/05           76,300

Ronald C. Spielberger         10,000                 7.94              31.625          12/31/05           76,300

Thomas R. Lehmann             10,000                 7.94              31.625          12/31/05           76,300

------------

*SAR - Stock appreciation rights.

(1) All options granted on January 1, 1996, were granted at an exercise price of $31.625, the market closing price of the Company's common stock on the business day before grant. The option period during which an individual granted options may exercise such option will generally commence six months after the date of grant and will expire no later than ten years from the date of the grant. Options granted during 1996 provide for limited rights and DERs, as fully discussed under Directors' Compensation - The 1996 Option Plan on page 9, herein.

(2)  Based upon a total of 126,000 options granted to employees during 1996.

(3) In accordance with SEC rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The stock option value of $7.63 was determined using the following assumptions: volatility rate of 21.9%; risk-free interest rate of 5.44%; historic annual dividend yield on underlying stock of 3.63%; estimated option term of six years.

        The following table shows options exercised by Named Executive Officers during 1996, including the aggregate value of gains on the date of exercise and certain information with respect to the number of shares of Common Stock represented by outstanding options held by such persons as of December 31, 1996. Also reported are the values of "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the Common Stock of $38.00.


                 AGGREGATED OPTION/SAR EXERCISES DURING THE YEAR
             ENDED DECEMBER 31, 1996 AND YEAR-END OPTION/SAR VALUES

                                                         Number of              Value of Unexercised In-the-
                                                    Underlying Securities          Money Options/SARS
                         Shares                     Options/SARs at Year-End(#)     at Year-End (1)
                        Acquired        Value      ---------------------------- ----------------------------
Name                  on Exercise(#)  Realized(2)  Exercisable   Unexercisable  Exercisable    Unexercisable
----                  --------------  ----------   -----------   -------------  -----------    -------------

Park T. Adikes              -         $  -           150,396          -         $3,778,588       $   -

Edward P. Henson            -            -            16,000          -            102,000           -

John F. Bennett             -            -            39,293          -            883,954           -

Ronald C. Spielberger       -            -            10,000          -             63,750           -

Thomas R. Lehmann          3,183       83,554         16,400          -            242,950           -

------------

(1) Options are subject to limited rights pursuant to which the options, to the extent outstanding for at least six months, may be exercised in the event of a change in control of the Company or the Bank. Upon the exercise of limited rights, the optionee would receive cash payments equal to the difference between the exercise price of the related option on the date of the grant and the fair market value of the underlying shares of Common Stock on the date the limited rights are exercised.


(2) Market value of underlying securities at exercise, minus the exercise price of $10.00 per share pursuant to the 1990 Option Plan. No options granted pursuant to the 1996 Option Plan were exercised.

Stock Performance Graph

        The following graph, which is required by the SEC, compares the Company's five-year cumulative return to stockholders (stock price appreciation plus dividends) from December 31, 1991 through December 31, 1996 with the return for the Nasdaq Stock Market and an index of performance for peer group companies, as compiled by Media General Financial Services. According to this graph, JSB Financial had a return lower than the peer group for the specified five year period. However, certain limitations affect the comparability of the data. The performance of both the peer group and the Nasdaq National Market include the impact of stock price run-ups resulting from acquisition activity. In addition, the significant volume of initial public stock offerings made by financial institutions over the past five years and the price escalations that generally followed, further skew the return data in favor of the peer group and the broad market. While it is not practicable to eliminate the impact of the acquisition activity, in an attempt to remove some of the inequity, we have presented an extended performance graph on page 17 which presents the Company's performance in comparison to its peers and the broad market from the time of the Company's initial stock offering. Based on this time period, the Company's performance is substantially equal to that of its peers and above that of the broad market.

                               JSB FINANCIAL, INC.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
    JSB Financial, Inc., The Nasdaq Stock Market Index, and Peer Group Index



(Performance Graph)



---------------------------------------------------------------------------------------------------------------------------
                           Dec. 31, 1991*   Dec. 31, 1992   Dec. 31, 1993   Dec. 31, 1994   Dec. 31, 1995   Dec. 31, 1996
                           -------------    -------------   -------------   -------------   -------------   -------------

JSB Financial Inc.             100.00           122.62          138.47          146.53         201.85          251.26
The Nasdaq Stock
 Market Index                  100.00           100.98          121.13          127.17         164.96          204.98
Media General S&L
 Peer Group Index (1)          100.00           132.76          164.62          157.68         249.75          325.95
---------------------------------------------------------------------------------------------------------------------------

*Assumes $100.00 invested on December 31, 1991.

(1) The peer group, as compiled by Media General Financial Services, consists of all thrifts publicly traded on the New York Stock Exchange, American Stock Exchange and the Nasdaq Stock Market at December 31, 1996.

        We have presented the following performance graph using a base date of June 27, 1990, as this was the date that the Company's stock began trading. Management believes that this graph provides a more reflective picture of the Company's stock performance compared with the peer group and the Nasdaq Stock Market Index than the five year stock performance graph presented on the previous page.

                               JSB FINANCIAL, INC.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
    JSB Financial, Inc., The Nasdaq Stock Market Index, and Peer Group Index



(Performance Graph)



---------------------------------------------------------------------------------------------------------------------------
                           June 27,    Dec. 31,    Dec. 31,     Dec. 31,    Dec. 31,    Dec. 31,     Dec. 31,    Dec. 31,
                             1990*       1990        1991         1992       1993         1994         1995        1996

JSB Financial Inc.          100.00     101.63      144.34       176.99      199.87      211.50       291.35      362.67
The Nasdaq Stock
 Market Index               100.00       83.32     106.97       108.02      129.57      136.03       176.45      203.28
Media General  S&L
 Peer Group Index (1)       100.00       72.90     117.74       156.31      193.82      185.66       294.06      365.40
---------------------------------------------------------------------------------------------------------------------------

*Assumes $100.00 invested on June 27, 1990, at $12.75, the closing price of JSB Financial stock.

(1) The peer group, as compiled by Media General Financial Services, consists of all thrifts publicly traded on the New York Stock Exchange, American Stock Exchange and the Nasdaq Stock Market at December 31, 1996.

     Pension and Pension Restoration Plan. The Bank maintains the Retirement Plan of Jamaica Savings Bank FSB (the "Retirement Plan"), a defined benefit plan for eligible employees of the Bank. In addition, the Bank maintains the Restore Plan, an unfunded non-qualified plan, to compensate participants in any of the Bank's qualified plans for benefits which would have accrued under such plans absent the limitations of Sections 415 and 401(a)(17) of the Code. As of December 31, 1996 all of the Named Executive Officers were eligible to participate in the Restore Plan, but only Messrs. Adikes and Henson had accrued supplemental pension benefits thereunder. Estimated annual benefits payable under the Retirement Plan and the supplemental retirement benefits payable pursuant to the Restore Plan, are reflected in the following table. The supplemental retirement benefit payable under the Restore Plan is determined upon the participant's retirement and will be paid in the manner designated by the retiree.

        The following table sets forth, in straight life annuity amounts, the estimated annual benefits payable upon retirement at age 65 in calendar year 1996, expressed in the form of a single life annuity, in the final average salary and creditable service classifications specified.

                  PENSION AND PENSION RESTORATION PLAN TABLE


                                                             Years of Service
                                                             ----------------
Remuneration                            15               20                25               30               35(1)
------------                        ---------------------------------------------------------------------------------

$ 25,000                           $  5,300         $  7,200          $  9,700         $  12,200          $ 14,700
  50,000                             12,600           17,000            22,000            27,000            30,000
  75,000                             20,100           27,000            34,500            42,000            45,000
 100,000                             27,600           37,000            47,000            57,000            60,000
 150,000(3)                          42,600           57,000            72,000            87,000            90,000
 200,000(3)                          57,600           77,000            97,000           117,000           120,000(2)
 250,000(3)                          72,600           97,000           122,000(2)        147,000(2)        150,000(2)
 300,000(3)                          87,600          117,000           147,000(2)        177,000(2)        180,000(2)
 350,000(3)                         102,600          137,000(2)        172,000(2)        207,000(2)        210,000(2)
 400,000(3)                         117,600          157,000(2)        197,000(2)        237,000(2)        240,000(2)
 500,000(3)                         147,600(2)       197,000(2)        247,000(2)        297,000(2)        300,000(2)
 600,000(3)                         177,600(2)       237,000(2)        297,000(2)        357,000(2)        360,000(2)
 700,000(3)                         207,600(2)       277,000(2)        347,000(2)        417,000(2)        420,000(2)
 800,000(3)                         237,600(2)       317,000(2)        397,000(2)        477,000(2)        480,000(2)

------------

(1) The maximum benefit under the Retirement Plan's formula is 60% of final average salary.

(2) These are hypothetical benefits based upon the Retirement Plan's normal benefit formula. The maximum annual benefit permitted under Section 415 of the Code for 1996 was $120,000, or, if higher, a participant's current accrued benefit as of December 31, 1982 (but not more than $136,425). The $120,000 ceiling will be adjusted for increases in the cost of living in $10,000 increments in 1997 and succeeding years. The Bank maintains a non-qualified Restore Plan for the purpose of providing the benefits that would normally be paid under the Retirement Plan, but are precluded from being paid due to this limitation.

(3) The maximum annual salary permitted under the Code for 1996 is $150,000. Benefits accrued as of December 31, 1993 on the basis of compensation limits prior to 1994 are preserved. The $150,000 compensation limitation will be adjusted for increases in the cost of living in $10,000 increments in 1997 and succeeding years. The Bank maintains a non-qualified Restore Plan for the purpose of providing the benefits that would normally be paid under the Retirement Plan, but are precluded from being paid due to this limitation.

     Compensation utilized for the pension formula is the average of the highest salaried three consecutive years of creditable service. For 1996, the final average annual salary for the Named Executive Officers was based on the salaries presented in the "Summary Compensation Table" for 1996, 1995 and 1994. The resulting average salaries are as follows: Mr. Adikes, $700,000; Mr. Henson, $325,000; Mr. Bennett, $110,000; Mr. Spielberger, $110,000 and Mr. Lehmann, $86,333. Benefit amounts are not subject to any deduction for Social Security benefits or other offset amounts.

        The following table sets forth the years of creditable service as of December 31, 1996 for each of the individuals named in the compensation table.

                                                   Creditable Service
                                                   -------------------
                                                    Years       Months
                                                   -------------------
       Park T. Adikes .........................      42            1
       Edward P. Henson ..................           36            7
       John F. Bennett ........................      36           11
       Ronald C. Spielberger .............           37            7
       Thomas R. Lehmann ...............             27            3



Indebtedness of Management and Transactions With Certain Related Persons

        All loans or extensions of credit to Executive Officers and Directors are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral as those prevailing at the time, for comparable transactions with other persons and do not involve more than the normal risk of repayment or present other unfavorable features.

                             ADDITIONAL INFORMATION

Stockholder Proposals for 1998 Annual Meeting

        To be considered for inclusion in the Proxy Statement and proxy relating to the Annual Meeting of Stockholders to be held in 1998, a stockholder proposal must be received by the Secretary of the Company at the address set forth on the first page of the Proxy Statement, not later than November 28, 1997. Any such proposal will be subject to 17 C.F.R.
Section 240.14a-8 of the Rules and Regulations of the SEC.

Notice of Business to be Conducted at the Annual Meeting

        The Bylaws of the Company provide an advance notice procedure for certain business to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Secretary of the Company not less than ninety
(90) days before the time originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholders' name and address, as it appears on the Company's record of stockholders, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business.

            OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

        The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

        Whether or not you intend to be present at this Annual Meeting, you are urged to return your proxy promptly. If you are present at this Annual Meeting and wish to vote your shares in person, your proxy may be revoked upon request.

        A COPY OF THE FORM 10-K FOR THE PERIOD ENDED DECEMBER 31, 1996, AS FILED WITH THE SEC, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, JSB FINANCIAL, INC., 303 MERRICK ROAD, LYNBROOK, NEW YORK 11563.

                               By Order of the Board of Directors

                               JOANNE CORRIGAN
                               Secretary


Lynbrook, New York
March 28, 1997


   YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU HAD PLANNED TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                              LONG ISLAND MARRIOTT
                           HOTEL AND CONFERENCE CENTER
                          101 JAMES DOOLITTLE BOULEVARD
                            UNIONDALE, NEW YORK 11553
                                 (516) 794-3800



From Manhattan and Points West:
     Midtown Tunnel to Long Island Expressway (Route 495) East to Exit 38 Northern State Parkway to Exit 31A Meadowbrook Parkway South to Exit M4 West, Hempstead Turnpike (Route 24W) continue 100 yards to Hotel on right.

From Eastern Long Island (North Shore):
     Long Island Expressway (Route 495) West to Exit 42 Northern State Parkway to Exit 31A Meadowbrook Parkway South to Exit M4 West, Hempstead Turnpike (Route
24W) continue 100 yards to Hotel on right.

or alternatively:

Long Island Expressway (Route 495) West to Exit 39 Glen Cove Road South to Old Country Road. Turn left (East) one mile to Merrick Avenue. Turn right to Hempstead Turnpike (Route 24). Turn right, Hotel is 200 yards on the right.

From Eastern Long Island (South Shore):
     Sunrise Highway to Southern State Parkway to Exit 22N. Meadowbrook Parkway North to Exit M4 Hempstead Turnpike West(Route 24W). Follow road to Hempstead Turnpike, Hotel is 100 yards on the right.

From Kennedy Airport:
     JFK Expressway East to Belt Parkway East (becomes Southern State Parkway at Nassau County border) Southern State Parkway East to Exit 22N Meadowbrook Parkway North to Exit M4 Hempstead Turnpike West (Route 24). Follow road to Hempstead Turnpike, Hotel is 100 yards on the right.

From Laguardia Airport:
     Grand Central Parkway (Eastern L.I.) becomes the Northern State Parkway at Nassau County border to Exit 31A Meadowbrook Parkway South to Exit M4 West, Hempstead Turnpike (Route 24W) continue 100 yards to Hotel on right.

From Hempstead Turnpike (West to East):
     Just past Hofstra University, make a left onto Earl Ovington Boulevard. Follow road around the Nassau Coliseum, right onto James Doolittle Boulevard. Hotel will be on the right.

                               JSB FINANCIAL, INC.
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                         ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 13,1997
                                   10:00 A.M.

         The undersigned hereby appoints the official proxy committee of the Board of Directors of JSB Financial, Inc. (the "Company") consisting of Richard
W. Meyer, James E. Gibbons, Jr. and Edward P. Henson each with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders ("the Annual Meeting"), to be held at the Long Island Marriott Hotel and Conference Center, 101 James Doolittle Boulevard, Uniondale, New York 11553, on May 13, 1997 at 10:00 a.m., and at any and all adjournments thereof.

                     This proxy is continued on the reverse side.
              Please sign on the reverse side and return promptly.



This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposal 3. If any other business is presented at the Annual Meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.


Please mark your votes as indicated in this example    X


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

                                                                VOTE
                                                       FOR     WITHHELD
Proposal 1.  Election as directors of all nominees
listed (except as marked to the contrary below).       ---       ---

Alfred F. Kelly
Howard J. Dirkes, Jr.
Cynthia Gibbons

Instruction: To withhold your vote for any individual nominee, write that nominee's name on the line provided below.

-------------------------------


Proposal 2. The ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1997.
                                                    FOR     AGAINST    ABSTAIN

                                                    ---       ---         ---


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 3.

Proposal 3. The stockholder proposal as set forth in the proxy statement.
                                                    FOR     AGAINST    ABSTAIN

                                                    ---       ---         ---


PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting and of a Proxy Statement dated March 28, 1997.

WILL ATTEND MEETING  ___

Signature(s) __________________________________________  Date _____________
NOTE: Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.